EXHIBIT 99.1

Houston, Texas
7 April 2009

FOR IMMEDIATE RELEASE

ATWOOD OCEANICS, INC., (Houston-based International Drilling Contractor – NYSE ATW), announced today that during a meeting on Tuesday, April 7, 2009, with analysts, John R. Irwin, the Chief Executive Officer and President of the Company was advised of a rumor in the market that the Company was the target in a potential merger or acquisition situation, as well as unusual activity in the market for the Company’s common stock.  Mr. Irwin subsequently advised the analysts, and others making inquiry of James M. Holland, Senior Vice President of the Company, were advised that, to their knowledge and to date, the rumor was unfounded.  The Company is otherwise unaware of any corporate activities that would account for unusual market activity for the Company’s common stock.

Statements contained in this report with respect to the future are forward-looking statements.  These statements reflect management's reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors including; the Company's dependence on the oil and gas industry; the risks involved the construction of a rig; competition; operating risks; risks involved in foreign operations; risks associated with possible disruption in operations due to terrorism; risks associated with a possible disruption in operations due to a war with Iraq; and governmental regulations and environmental matters.  A list of additional risk factors can be found in the Company's annual report on Form 10-K for the year ended September 30, 2008, filed with the Securities and Exchange Commission.

Contact:  Jim Holland
           281-749-7804

722129.1/SPH/10282/0102/040709